Exhibit 3(f)(i)

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE
AND OF REGISTERED AGENT
It is hereby certified that:
          1. The name of the corporation (hereinafter called the “corporation”) is
CEMPRUS TECHNOLOGIES, INC.
          2. The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.
          3. The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.
          4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.
Signed on 21 May 2004.

/s/ Fred Prifty
Name:	Fred Prifty
Title:	President & Director

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:58 PM 06/15/2004	DE BC D-:COA CERTIFICATE OF CHANGE 09/00 (#163)
FILED 11:28 AM 06/15/2004
SRV 040439702 - 3615802 FILE

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 01: 00 PM 01/17/2003
030036094 — 3615802
CERTIFICATE OF INCORPORATION
OF
CEMPRUS TECHNOLOGIES, INC.
ARTICLE I
NAME OF CORPORATION
The name of this corporation (the “Corporation”) is:
Cemprus Technologies, Inc.
ARTICLE II
REGISTERED OFFICE
          The address of the registered office of the Corporation in the State of Delaware is 615 South DuPont Highway, in the city of Dover 19901, county of Kent, and the name of its registered agent at that address is National Corporate Research, Ltd.
ARTICLE III
PURPOSE
          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware Code”).
ARTICLE IV
AUTHORIZED CAPITAL STOCK
          The Corporation shall be authorized to issue one class of stock to be designated Common Stock; the total number of shares which the Corporation shall have authority to issue is one thousand (1,000), and each such share shall have a par value of one cent ($0.01).
ARTICLE V
BOARD POWER REGARDING BYLAWS
          In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

ARTICLE VI
ELECTION OF DIRECTORS
          Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.
ARTICLE VII
LIABILITY
          A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware Code, or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware Code, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.
ARTICLE VIII
CORPORATE POWER
          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.
ARTICLE IX
CREDITOR COMPROMISE OR ARRANGEMENT
          Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.
INCORPORATOR
          The name and mailing address of the incorporator of the Corporation is:
Anita Yuen
Gibson, Dunn & Crutcher LLP
200 Park Avenue, 48th Floor
New York City, New York 10166

          THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Delaware, and in pursuance of the Delaware General Corporation Law, does make and file this Certificate.
Dated: January 17, 2003

/s/ Anita Yuen
Anita Yuen, Incorporator

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